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Exhibit 4-A

REGISTRATION RIGHTS AGREEMENT JOINDER

     As of the date set forth below, the undersigned, as a holder of membership interests in Educational Simon, L.L.C., a Delaware limited liability company (“Educational Simon”), is acquiring from Educational Simon      1,478,700      shares of common stock (the “Shares”) of Excelligence Learning Corporation, a Delaware corporation and successor entity to LearningStar Corp. (the “Company”), in connection with a distribution to members of Educational Simon on such date. By execution of this Registration Rights Agreement Joinder, the undersigned, as successor to Educational Simon in respect of the Shares, shall be deemed to be a party to that certain Amended and Restated Registration Rights Agreement, entered into effective as of June 30, 2001 (the “Registration Rights Agreement”), by and among the Company and the certain stockholders of the Company identified from time to time on the signature pages thereto. Pursuant to Sections 13 and 25 of the Registration Rights Agreement, the undersigned, as successor to Educational Simon in respect of the Shares, shall have all rights, and shall observe all the obligations, applicable to a “Holder” under the Registration Rights Agreement. In order to give effect to this transaction, please add the undersigned to the list of “Holders” as set forth in Schedule A to the Registration Rights Agreement.

Name of Individual or Entity:

William E. Simon & Sons Private Equity Partners, L.P.

Address for Notices:

310 South Street P.O. Box 1913 Morristown, NJ 07962-1913

William E. Simon & Sons Private Equity Partners, L.P. BY: William E. Simon & Sons Private Equity, L.L.C. ITS: General Partner BY: WESKIDS III, L.L.C. ITS: Managing Member

Date: November 20, 2003	By: /s/ Christine W. Jenkins Name: Christine W. Jenkins Title: Vice President